EXHIBIT 99.3

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Sun Healthcare Group, Inc.

We have audited the accompanying consolidated balance sheets of Sun Healthcare Group, Inc. as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule included in Item 8 of this Form 8-K. These consolidated financial statements and schedule are the responsibility of management of Sun Healthcare Group, Inc. (the "Company"). Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sun Healthcare Group, Inc. at December 31, 2005 and 2004 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

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We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Sun Healthcare Group, Inc.'s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 6, 2006 expressed an unqualified opinion thereon.

Ernst & Young LLP

Dallas, Texas
March 6, 2006,
except as to Notes 3, 7, 9, 11, and 16, as to which the date is
November 30, 2006

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Item 8.  Financial Statements and Supplementary Data

     Information with respect to Item 8 is contained in our consolidated financial statements and financial statement schedules and are set forth herein beginning on Page F-1.

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SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS
(in thousands)

	December 31, 2005	December 31, 2004

Current assets:
Cash and cash equivalents	$16,641	$19,834
Restricted cash	25,142	26,649
Accounts receivable, net of allowance for doubtful accounts of $29,384
and $40,293 at December 31, 2005 and 2004, respectively	123,639	95,829
Other receivables, net of allowance of $2,909 and $5,591 at December 31,
2005 and 2004, respectively	2,429	2,616
Inventories, net	5,055	3,514
Prepaid expenses	6,414	3,232
Assets held for sale	1,897	4,736

Total current assets	181,217	156,410

Property and equipment, net of accumulated depreciation and amortization
of $75,999 at December 31, 2005 and $28,965 at December 31, 2004	187,734	105,852
Intangible assets, net of accumulated amortization of $8,262 at
December 31, 2005 and $6,006 at December 31, 2004	19,335	10,299
Goodwill	81,265	405
Restricted cash, non-current	35,517	34,111
Other assets, net	7,238	6,076
Total assets	$512,306	$313,153

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Continued)

LIABILITIES AND STOCKHOLDERS' DEFICIT
(in thousands, except share data)

	December 31, 2005	December 31, 2004
Current liabilities:
Accounts payable	$45,115	$36,163
Accrued compensation and benefits	42,393	35,481
Accrued self-insurance obligations, current	37,238	40,236
Income taxes payable	10,493	9,752
Other accrued liabilities	41,908	47,897
Current portion of long-term debt:
Company obligations	21,237	16,363
Clipper partnerships	34,415	1,113
Capital leases, current	11,204	-

Total current liabilities	244,003	187,005

Accrued self-insurance obligations, net of current	109,953	130,686
Long-term debt, net of current:
Company obligations	115,094	39,803
Clipper partnerships	15,829	49,903
Unfavorable lease obligations, net of accumulated amortization of
$11,166 and $9,395 at December 31, 2005 and 2004, respectively	11,454	13,985
Deferred income taxes - net of current	2,412
Other long-term liabilities	16,456	15,151

Total liabilities	515,201	436,533

Commitments and contingencies

Stockholders' deficit:
Preferred stock of $.01 par value, authorized
10,000,000 shares, zero shares were issued and outstanding as of
December 31, 2005 and 2004	-	-
Common stock of $.01 par value, authorized
50,000,000 shares, 31,143,728 shares issued and 31,133,546 shares outstanding as of December 31, 2005 and 15,325,477 shares issued
and outstanding as of December 31, 2004	311	153
Additional paid-in capital	428,771	334,158
Accumulated deficit	(431,498)	(456,259)
	(2,416)	(121,948)
Less:
Unearned compensation	(388)	(1,432)
Common stock held in treasury, at cost, 10,182 shares
as of December 31, 2005	(91)	-
Total stockholders' deficit	(2,895)	(123,380)
Total liabilities and stockholders' deficit	$512,306	$313,153

See accompanying notes.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the Year	For the Year	For the Year
	Ended	Ended	Ended
	December 31,	December 31,	December 31,
	2005	2004	2003

Total net revenues	$821,331	756,588	$722,905
Costs and expenses:
Operating salaries and benefits	484,684	440,795	436,924
Self-insurance for workers' compensation and general
and professional liability insurance	28,445	23,264	30,481
Operating administrative expenses	23,747	21,731	19,194
Other operating costs	172,552	160,701	143,171
Facility rent expense	39,087	37,255	37,071
General and administrative expenses	47,193	44,103	43,395
Depreciation and amortization	8,975	8,616	6,652
Provision for losses on accounts receivable	3,774	4,806	9,110
Interest, net	12,039	8,818	16,890
Loss on asset impairment	361	1,028	2,774
Restructuring costs, net	121	1,972	14,678
Loss on lease termination	-	150	-
Loss (gain) on sale of assets, net	384	1,494	(4,179)
Loss (gain) on extinguishment of debt, net	408	(3,394)	-
Total costs and expenses	821,770	751,339	756,161

(Loss) income before income taxes and discontinued operations	(439)	5,249	(33,256)
Income tax (benefit) expense	(786)	(1,158)	665
Income (loss) from continuing operations	347	6,407	(33,921)

Discontinued operations:
Income (loss) from discontinued operations	15,525	(19,713)	(21,374)
Gain (loss) on disposal of discontinued operations, net of related
tax expense of $650 for the year ended December 31, 2003	8,889	(5,321)	55,649
Income (loss) on discontinued operations	24,414	(25,034)	34,275

Net income (loss)	$24,761	$(18,627)	$354
Basic earnings per common and common equivalent share:
Income (loss) from continuing operations	$0.02	$0.44	$(3.38)
Income (loss) from discontinued operations, net of tax	1.53	(1.73)	3.42
Net income (loss)	$1.55	$(1.29)	$0.04
Diluted earnings per common and common equivalent share:
Income (loss) from continuing operations	$0.02	$0.44	$(3.38)
Income (loss) from discontinued operations, net of tax	1.53	(1.72)	3.42
Net income (loss)	$1.55	$(1.28)	$0.04
Weighted average number of common and common equivalent
shares outstanding:
Basic	16,003	14,456	10,050
Diluted	16,019	14,548	10,050

See accompanying notes.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
(in thousands)

	For the Year Ended		For the Year Ended		For the Year Ended
	December 31, 2005		December 31, 2004		December 31, 2003
	Shares	Amount	Shares	Amount	Shares	Amount
Common stock
Issued and outstanding at beginning of period	15,325	$153	10,044	$100	9,321	$93
Retirement of common stock	(5)		-	-	-	-
Cancellation of restricted stock awards	-		(4)	-	-	-
Issuance of common stock	6,900	69	5,285	53	723	7
Issuance of common stock in connection with
Peak transaction	8,924	89	-	-	-	-
Common stock issued and outstanding at
end of period	31,144	311	15,325	153	10,044	100
Additional paid-in capital
Balance at beginning of period		334,158		272,889		253,375
Issuance of common stock in excess of par value		94,681		61,881		19,514
Cancellation of restricted stock awards		(58)		(57)		-
Other		(10)		(555)		-
Additional paid-in capital at end of period		428,771		334,158		272,889

Accumulated deficit
Balance at beginning of period		(456,259)		(437,632)		(437,986)
Net income (loss)		24,761		(18,627)		354
Accumulated deficit at end of period		(431,498)		(456,259)		(437,632)

Total		(2,416)		(121,948)		(164,643)

Unearned compensation
Balance at beginning of period		(1,432)		(1,755)		(2,700)
Restricted stock awards		38		(1,013)		-
Restricted stock vested		948		1,279		945
Other		58		57		-
Unearned compensation at end of period		(388)		(1,432)		(1,755)

Common stock in treasury
Balance at beginning of period	-	-	-	-	-	-
Purchase of treasury stock	10	(91)	-	-	-	-
Common stock in treasury at end of period	10	(91)	-	-	-	-

Total stockholders' deficit		$(2,895)		$(123,380)		$(166,398)

See accompanying notes.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Year Ended	For the Year Ended	For the Year Ended
	December 31, 2005	December 31, 2004	December 31, 2003

Cash flows from operating activities:
Net income (loss)	$24,761	$(18,627)	$354
Adjustments to reconcile net income (loss) to net cash (used for) provided by operating activities, including discontinued operations:
Loss (gain) on extinguishment of debt, net	408	(3,394)	-
Loss on lease termination	-	150	-
Depreciation	4,876	5,254	4,609
Amortization	5,101	4,356	4,787
Amortization of favorable and unfavorable lease intangibles	(1,714)	(3,265)	(8,740)
Provision for losses on accounts receivable	5,009	11,901	19,073
Loss (gain) on sale of assets, net	384	1,494	(4,179)
(Gain) loss on disposal of discontinued operations, net	(8,889)	5,321	(55,649)
Transaction costs	1,100	-	-
Loss on asset impairment	361	1,028	2,774
Restricted stock and option compensation expense	1,303	1,570	945
Other, net	1,010	2,045	899
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(6,530)	6,485	74,937
Inventories, net	12	(17)	790
Other receivables, net	(155)	558	4,261
Restricted cash	1,231	9,006	12,472
Prepaids and other assets	2,698	(1,658)	4,573
Accounts payable	3,359	(14,406)	3,656
Accrued compensation and benefits	(588)	(6,230)	(24,141)
Accrued self-insurance obligations	(32,552)	(26,213)	11,985
Income taxes payable	794	1,436	1,120
Other accrued liabilities	(9,887)	(4,687)	(18,084)
Other long-term liabilities	(405)	2,151	467
Minority interest	-	-	(120)
Net cash (used for) provided by operating activities before reorganization costs	(8,313)	(25,742)	36,789
Net cash paid for reorganization costs	-	(499)	(10,225)
Net cash (used for) provided by operating activities	(8,313)	(26,241)	26,564

Cash flows from investing activities:
Capital expenditures, net	(17,416)	(12,890)	(16,564)
Proceeds from sale of assets held for sale	10,742	1,857	83,616
Acquisitions	(17,816)	(700)	-
Repayment of long-term notes receivable	237	147	839
Net cash (used for) provided by investing activities	(24,253)	(11,586)	67,891

Cash flows from financing activities:
Net repayments under Revolving Loan Agreement	(233)	(12,491)	(84,274)
Long-term debt borrowings	11,000	-	-
Long-term debt repayments	(19,495)	(6,727)	(5,620)
Net proceeds from issuance of common stock	38,428	52,266	-
Distribution of partnership equity	(327)	(961)	-
Net cash provided by (used for) financing activities	29,373	32,087	(89,894)

Net (decrease) increase in cash and cash equivalents	(3,193)	(5,740)	4,561
Cash and cash equivalents at beginning of period	19,834	25,574	21,013
Cash and cash equivalents at end of period	$16,641	$19,834	$25,574
Supplemental disclosure of cash flow information:
Interest payments	$10,360	$9,420	$21,457
Capitalized interest	$132	$76	$77
Income taxes refunded, net	$(1,580)	$(2,595)	$(455)
See accompanying notes.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

(1)  Nature of Business

     References throughout this document to the Company include Sun Healthcare Group, Inc. and our consolidated subsidiaries. In accordance with the Securities and Exchange Commission's "Plain English" guidelines, this Annual Report has been written in the first person. In this document, the words "we," "our," "ours" and "us" refer to Sun Healthcare Group, Inc. and its direct and indirect consolidated subsidiaries and not any other person.

Business

     We are a provider of long-term, subacute and related specialty healthcare in the United States. We operate through four principal business segments: (i) inpatient services, (ii) rehabilitation therapy services, (iii) medical staffing services and (iv) laboratory and radiology services. Inpatient services represent the most significant portion of our business. We operated 158 long-term care facilities, inclusive of 10 managed facilities, in 19 states as of March 1, 2006.

Comparability of Financial Information

     We adopted the provisions of Statement of Financial Accounting Standard ("FASB"), Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS No. 144") as of January 1, 2002, requiring reclassification of the results of operations of subsequent divestitures for all periods presented to discontinued operations within the Statement of Operations.

(2)  Basis of Reporting and Current Operating Environment

Restructuring

     In January 2003, we initiated efforts to restructure the portfolio of leases under which we operate most of our long-term care facilities. During the period January 1, 2003 to December 31, 2005, we divested 137 of our under-performing facilities by transitioning operations of those facilities to new operators.

Liquidity

     For the year ended and as of December 31, 2005, our net income was $24.8 million and our working capital deficit was $66.8 million, of which $34.4 million relates to the debt on the Clipper partnerships, which is not our direct obligation and is expected to be refinanced during 2006, and $11.2 million relates to a capital lease that we intend to convert to an operating lease and for which no principal payment will be required. As of December 31, 2005, we had cash and cash equivalents of $16.6 million, $10.1 million in borrowings and $14.4 million in letters of credit outstanding under our Revolving Loan Agreement and $61.1 million of funds available for borrowing under our Revolving Loan Agreement, which expires January 31, 2009. We believe that our operating cash flows, existing cash reserves, and availability for borrowing under our Revolving Loan Agreement will provide sufficient funds for our operations, capital expenditures and regularly scheduled debt service payments at least through the next year.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005
Reorganization

   On February 6, 2002, the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") approved our Plan of Reorganization that was filed with the Bankruptcy Court on November 7, 2001. On February 28, 2002, we emerged from proceedings under chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") pursuant to the terms of our Plan of Reorganization.

     In connection with our emergence from bankruptcy, we reflected the terms of the Plan of Reorganization in our consolidated financial statements by adopting the fresh-start accounting provisions of SOP 90-7. Under fresh-start accounting, a new reporting entity is deemed to be created and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. For accounting purposes, the fresh-start adjustments have been recorded in the consolidated financial statements as of March 1, 2002.

(3)  Summary of Significant Accounting Policies

(a)  Use of Estimates

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include determination of third-party payor settlements, allowances for doubtful accounts and notes receivable, self-insurance obligations, goodwill and other intangible assets and loss accruals. Actual results could differ from those estimates.

(b)  Principles of Consolidation

     Our consolidated financial statements include the accounts of our subsidiaries in which we own more than 50% of the voting interest. Investments of companies in which we own between 20 - 50% of the voting interests and joint ventures were accounted for using the equity method, which records as income an ownership percentage of the reported income of the subsidiary, regardless of whether it was or was not received by the parent. Investments in companies in which we own less than 20% of the voting interests are carried at cost. All significant intersegment accounts and transactions have been eliminated in consolidation.

     In accordance with FASB Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN No. 46R"), we are required to consolidate certain entities when control exists through means other than ownership of voting (or similar) interests in variable interest entities commonly referred to as special purpose entities, effective for the first reporting period that ends after March 15, 2004. FIN No. 46R requires consolidation by the majority holder of expected residual gains and losses of the activities of a variable interest entity. (See "Note 10 - Variable Interest Entities.")

(c)  Cash and Cash Equivalents

     We consider all highly liquid, unrestricted investments with original maturities of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates fair value.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005

(d)  Net Revenues

     Net revenues consist of long-term and subacute care revenues, rehabilitation therapy services revenues, temporary medical staffing services revenues and other ancillary services revenues. Net revenues are recognized as services are provided. Revenues are recorded net of provisions for discount arrangements with commercial payors and contractual allowances with third-party payors, primarily Medicare and Medicaid. Net revenues realizable under third-party payor agreements are subject to change due to examination and retroactive adjustment. Estimated third-party payor settlements are recorded in the period the related services are rendered. The methods of making such estimates are reviewed periodically, and differences between the net amounts accrued and subsequent settlements or estimates of expected settlements are reflected in the current period results of operations. Laws and regulations governing the Medicare and Medicaid programs are extremely complex and subject to interpretation.

     Revenues from Medicaid from our continuing operations accounted for 37.0%, 37.7%, and 37.2%, of our net revenue for the years ended December 31, 2005, 2004 and 2003, respectively. Revenues from Medicare from our continuing operations comprised 25.3%, 23.9% and 22.6% of our net revenues for the years ended December 31, 2005, 2004 and 2003, respectively.

(e)  Accounts Receivable

     Our accounts receivable relate to services provided by our various operating divisions to a variety of payors and customers. The primary payors for services provided in long-term and subacute care facilities that we operate are the Medicare program and the various state Medicaid programs. The rehabilitation therapy service operations provide services to patients in unaffiliated long-term, rehabilitation and acute care facilities. The billings for those services are submitted to the unaffiliated facilities. Many of the unaffiliated long-term care facilities receive a large majority of their revenues from the Medicare program and the state Medicaid programs.

     Estimated provisions for doubtful accounts are recorded each period as an expense to the statement of operations. In evaluating the collectibility of accounts receivable, we consider a number of factors, including the age of the accounts, changes in collection patterns, the financial condition of our customers, the composition of patient accounts by payor type, the status of ongoing disputes with third-party payors and general industry conditions. Any changes in these factors or in the actual collections of accounts receivable in subsequent periods may require changes in the estimated provision for loss. Changes in these estimates are charged or credited to the results of operations in the period of change.

     The allowance for uncollectible accounts related to facilities that we currently operate is computed by applying a bad debt percentage to the individual accounts receivable aging categories based on historical collections. An adjustment is then recorded each month in the results of operations to adjust the allowance based on the analysis. In addition, a retrospective collection analysis is performed within each operating company to test the adequacy of the reserve on a semi-annual basis.

     The allowance for uncollectible accounts related to facilities that we have divested was based on a percentage of outstanding accounts receivable at the time of divestiture and is recorded in gain or loss on disposal of discontinued operations, net. As collections are recognized, the allowance is adjusted as appropriate. Due to favorable collections, $0.2 million and $6.5 million of the reserve was recovered in the years ended December 31, 2005 and 2004. As of December 31, 2005, accounts receivable for divested operations were fully reserved.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005
(f)  Inventories

     As of December 31, 2005, our inventories relate to the long-term and subacute care operations and are stated at the lower of cost or market.

(g)  Property and Equipment

     Property and equipment are stated at the lower of carrying value or fair value. Property and equipment held under capital lease are stated at the net present value of future minimum lease payments. Major renewals or improvements are capitalized whereas ordinary maintenance and repairs are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows: buildings and improvements - five to forty years; leasehold improvements - the shorter of the estimated useful lives of the assets or the life of the lease; and equipment - three to twenty years. We capitalize interest directly related to the development and construction of new facilities as a cost of the related asset. Under SFAS No. 144, we subject our long-lived assets to an annual impairment test. (See "Note 8 - Impairment of Intangible and Long-Lived Assets.")

(h)  Intangible Assets

     Under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142"), we no longer amortize goodwill and intangible assets with indefinite lives. Instead, we subject them to annual impairment tests. Intangible assets with definite lives continue to be amortized over their estimated useful lives. (See "Note 8 - Impairment of Intangible and Long-Lived Assets.")

(i)  Stock-Based Compensation

     In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure ("SFAS No. 148"). This statement amends Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"). The provisions of SFAS No. 123 were effective for interim and annual financial statements for fiscal years ended after December 15, 2002. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Also, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We continue to apply the intrinsic value method of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"). (See "Note 14 - Capital Stock.")

     On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro forma disclosure is no longer an alternative.

     We adopted Statement 123(R) using the modified-prospective method on January 1, 2006, in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005

Statement 123 for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date. Based on the estimated value of current unvested stock options, we expect wages and related expenses to increase $0.9 million for the year ending December 31, 2006, beginning January 1, 2006.

(j)  Net Income (Loss) Per Share

     Basic net income (loss) per share is based upon the weighted average number of common shares outstanding during the period. The weighted average number of common shares for the year ended December 31, 2005 includes all the common shares that are presently outstanding, common shares to be issued once the prepetition claims are finalized, and the common shares issued as common stock awards and exclude non-vested restricted stock. (See "Note 14 - Capital Stock.")

     The diluted calculation of income (loss) per common share includes the dilutive effect of warrants, stock options and non-vested restricted stock, using the treasury stock method. However, in periods of losses from continuing operations, diluted net income (loss) per common share is based upon the weighted average number of common shares outstanding.

(k)  Reclassification

     Certain reclassifications have been made to the prior period financial statements to conform to the 2005 financial statement presentation.

(4)  Loan Agreements

     On December 2, 2005, we entered into an Amended and Restated Loan and Security Agreement (the "Revolving Loan Agreement") with CapitalSource Finance LLC, as collateral agent, and certain lenders, which amended and restated an existing revolving credit facility. The Revolving Loan Agreement, among other things, provides for up to $100 million of borrowing availability and terminates on January 31, 2009. The interest rate on borrowings equals 2.75% (which percentage is subject to adjustment after June 2, 2006 based on our fixed charge coverage ratio) plus the greater of (i) 4.31% or (ii) (a) a floating rate equal to the London Interbank Offered Rate for one month adjusted daily or (b), at our option, a rate that is fixed for a period of 30, 60 or 90 days equal to the London Interbank Offered Rate two days prior to the commencement of such period. The Revolving Loan Agreement continues to be secured by almost all of our assets (and the assets of our subsidiaries), including accounts receivable, inventory, stock of our subsidiaries and equipment, but excluding real estate.

     Availability of amounts under the Revolving Loan Agreement is subject to compliance with financial covenants, including a fixed charge coverage covenant, which requires that the ratio of Operating Cash Flow (as defined in the Revolving Loan Agreement) to Fixed Charges (as defined in the Revolving Loan Agreement) equal or exceed 1.0:1.0. Our borrowing availability under the Revolving Loan Agreement is generally limited to up to eighty-five percent (85%) of the value of our accounts receivable that are deemed eligible pursuant to the Revolving Loan Agreement, plus an overadvance facility equal to an additional 15% of the value of such receivables, but not to exceed $100.0 million. Under certain circumstances, the borrowing capacity of the facility may be expanded to up to $150.0 million. The defined borrowing base as of December 31, 2005 was $85.6 million, net of specified reserves of $5.9 million. As of December 31, 2005, we had $10.1 million in borrowings outstanding and we had issued $14.4 million in letters of credit, leaving $61.1 million available to us for additional borrowing. The Revolving Loan Agreement contains customary events of default, such as our failure to make payment of amounts due, defaults under other agreements evidencing indebtedness, certain bankruptcy events and a change of control

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005

(as defined in the Revolving Loan Agreement). The agreement also contains customary covenants restricting, among other things, incurrence of indebtedness, liens, payment of dividends, repurchase of stock, acquisitions and dispositions, mergers and investments. We have also agreed to limit our capital expenditures to a maximum of $13.0 million in any six-month period. Failure to comply with a covenant or the occurrence of an event of default could result in the acceleration of payment obligations under the Revolving Loan Agreement.

(5)  Long-Term Debt and Capital Lease Obligation

     Our long-term debt and capital lease obligations consisted of the following as of the periods indicated (in thousands):

	December 31, 2005	December 31, 2004
Revolving Loan Agreement	$10,141	$-
Mortgage notes payable due at various dates through 2037, interest at
rates from 5.5% to 12.0%, collateralized by various facilities(1)(2)	158,874	91,239
Capital lease(3)	11,204	-
Industrial Revenue Bonds	6,360	6,905
Other long-term debt	11,200	9,038
Total long-term debt(1)	197,779	107,182
Less amounts due within one year	(66,856)	(17,476)
Long-term debt, net of current portion	$130,923	$89,706

(1)	Net of fair value premium of $0.4 million related to the Peak acquisition (See "Note 7 - Acquisitions.")
(2)	Includes $50.2 million and $51.0 million related to the consolidation of Clipper as of December 31, 2005 and 2004, respectively (See "Note 10 - Variable Interest Entities.")
(3)	We expect to convert the capital lease to an operating lease during 2006, and no principal payment is anticipated.

     The scheduled or expected maturities of long-term debt, excluding premium, as of December 31, 2005, were as follows (in thousands):

2006	$66,856
2007	24,156
2008	23,894
2009	13,503
2010	23,672
Thereafter	45,277
$197,358

     Included in the expected maturities of long-term debt are the following amounts related to the consolidation of Clipper (See "Note 10 - Variable Interest Entities") (in thousands): $34,415, $276, $293, $310, $328, and $14,622, respectively, for 2006, 2007, 2008, 2009, 2010 and thereafter.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005

(6)  Property and Equipment

     Property and equipment consisted of the following as of the periods indicated (in thousands):

	December 31, 2005	December 31, 2004

Land	$17,979	$10,527
Buildings and improvements	158,678	70,029
Equipment	51,471	28,850
Leasehold improvements	33,158	23,171
Construction in process	2,447	2,240
Total	263,733	134,817
Less accumulated depreciation	(75,999)	(28,965)
Property and equipment, net	$187,734	$105,852

(7)  Acquisitions

    In December 2005, we completed the purchase of Peak Medical Corporation, which operated or managed 56 inpatient facilities, by acquiring all of the outstanding stock of Peak in exchange for approximately nine million shares of our stock. Peak's results of operations have been included in the consolidated financial statements since the date of acquisition.

     The following unaudited pro forma results of operations of Sun for the year ended December 31, 2005 and 2004, assume that the Peak acquisition occurred at the beginning of each of the periods presented. As a result of the Peak acquisition, we recognized a non-recurring pre-tax charge for transaction costs of $1.1 million. These unaudited pro forma results are not necessarily indicative of the actual results of operations that would have been achieved, nor are they necessarily indicative of future results of operations (in thousands, except per share data):

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005

	For the Year Ended
	December 31,
	2005	2004
Revenues	$1,046,768	$985,025
Costs and expenses:
Operating costs	953,479	894,456
Facility rent	52,040	51,106
Depreciation and amortization	13,031	12,824
Interest, net	19,965	17,693
Non-operating costs	692	733
Total costs and expenses	1,039,207	976,812

Income before income taxes and discontinued operations	7,561	8,213
Income tax benefit	(786)	(1,158)
Income from continuing operations	$8,347	$9,371
Net income (loss)	$31,867	$(16,965)
Earnings per share:
Basic:
Income from continuing operations	$0.52	$0.65
Net income (loss)	$1.99	$(1.09)

Diluted:
Income from continuing operations	$0.52	$0.64
Net income (loss)	$1.99	$(1.17)

     The total purchase price of the Peak acquisition is as follows (in thousands):

Fair value of 8.9 million shares of Common Stock issued	$55,538
Fair value of assumed debt obligations	95,739
Stock option costs	320
Estimated direct transaction costs	12,832
$164,429

     Under the purchase method of accounting, the total purchase price as shown in the table above was allocated to Peak's net tangible and intangible assets based upon their estimated fair values as of December 1, 2005. The excess of the purchase price over the estimated fair value of the net tangible and intangible assets is recorded as goodwill. The estimated fair value of our Common Stock issued was based on the $6.26 historic Sun average share price for the period of May 12 through May 16, 2005, which is in accordance with Emerging Issues Task Force Issue Number 99-12, "Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination" ("EITF No. 99-12"). As stated in paragraph 4 in EITF No. 99-12, when the number of the acquirer's shares or amount of other consideration is not subject to change pursuant to the existing terms of the acquisition agreement, the value of the acquirer's marketable equity securities issued to effect a purchase business combination should be determined pursuant to the guidance in paragraph 74 of Accounting Principles Board Opinion 16 ("APB No. 16"), Business Combinations, based on the market price of the securities over a reasonable period of time before and after the terms of the acquisition are agreed to and announced. The Task Force members observed that the reasonable period of time referred to in paragraph 74 of APB No. 16 is intended to be very short, such as a few days before and after the acquisition is agreed to and announced.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005

     The purchase price allocation for the Peak acquisition has been prepared on preliminary basis and is subject to changes as new facts and circumstances emerge. We have engaged a third-party valuation firm to complete a valuation of property and equipment. Once the valuation study is completed, we will adjust the purchase price allocation to reflect the final values along with the final determination of any favorable or unfavorable lease intangibles. In addition, we are also finalizing our insurance reserves for general and professional and workers' compensation liabilities with our third party actuary. Changes in the purchase price allocation may impact deferred taxes and goodwill.

     The preliminary fair values of assets acquired and liabilities assumed at the date of acquisition were as follows (in thousands):

Net working capital	$12,824
Property and equipment	74,561
Identifiable intangible assets	2,820
Goodwill	75,940
Other long-term assets	6,024
Total assets acquired	172,169

Debt	95,739
Other long-term liabilities	7,740
Total liabilities assumed	103,479

Net assets acquired	$68,690

     We identified $2.8 million in intangible assets in connection with the Peak acquisition, of which $2.3 million represented a management contract and $0.5 million represented operating licenses. The amortization period for the management contract is six years. The $75.9 million in goodwill was assigned to the Inpatient Services segment, none of which is expected to be deductible for tax purposes. Net deferred tax assets of $19.0 million, for which a full valuation allowance was recognized, were recorded in the Peak acquisition.

    In connection with the Peak acquisition, we recognized a pretax charge for transaction costs of $1.1 million in the year ended December 31, 2005 comprised of the following (in millions):

Adjustment to Peak acquired accounts receivable	$0.5
Adjustment to Peak acquired inventory	0.6
$1.1

     The adjustment to acquired accounts receivable reflects the impact of conforming Peak's accounting treatment regarding the estimation of the net realizable value of accounts receivable to our accounting policy. The adjustment to acquired inventory reflects the impact of conforming Peak's per bed calculation to our per bed calculation.

Other Acquisitions

     On August 29, 2005, we acquired ProCare, a temporary nurse staffing business, for a total purchase price of $8.3 million, of which $4.2 million was paid at closing and $4.1 million is payable over three years pursuant to two promissory notes. The $8.3 million acquisition cost, including $0.1 million in estimated professional fees, was

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005

allocated to the assets acquired and liabilities assumed, based on their fair values of $2.5 million to working capital and $5.9 million to intangible assets. Of the $5.9 million of acquired intangible assets, $0.1 million was assigned to trade names, an indefinite-lived intangible asset, and $3.3 million was assigned to customer contracts, which is subject to amortization. The remaining $2.5 million of acquired intangible assets represented goodwill, was assigned to the Medical Staffing segment and will be subject to annual impairment tests.

     In April 2005, we acquired the operations of SingleSource Staffing and Goddard Healthcare Consulting, Inc. for a combined purchase price of $2.4 million, all of which was allocated to goodwill.

     In November 2004, we acquired one home health agency for $0.7 million in cash and allocated the purchase price to goodwill and licenses of $0.4 million and $0.3 million, respectively. We acquired operations of one skilled nursing facility during the year ended December 31, 2003 by entering into a new lease agreement in March 2003.

(8)   Intangible and Long-Lived Assets

(a)  Intangible Assets

     The following table provides information regarding our intangible assets, which are included in the accompanying consolidated balance sheets at December 31, (in thousands):

	Gross
	Carrying	Accumulated	Net
	Amount	Amortization	Total
Finite-lived Intangibles:
Lease intangibles:
2005	$7,940	$4,517	$3,423
2004	5,796	3,178	2,618
Deferred financing cost:
2005	$6,518	$3,593	$2,925
2004	3,676	2,825	851
Management and customer contracts
2005	$5,634	$144	$5,490
2004	-	-	-

Indefinite-lived Intangibles:
Trademarks:
2005	$5,954	$4	$5,950
2004	5,954	-	5,954
Other intangible assets:
2005	$1,551	$4	$1,547
2004	879	3	876

Total intangible assets:
2005	$27,597	$8,262	$19,335
2004	16,305	6,006	10,299

Unfavorable lease intangibles:

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005

2005	$22,620	$11,166	$11,454
2004	23,380	9,395	13,985

     The net credit to amortization expense was a result of the amortization on unfavorable lease intangibles, which recognize a reduction in rent expense in connection with a fair market valuation performed on our facility lease agreements. The net credit recorded to amortization was as follows for the years ended December 31, (in thousands):

	2005	2004	2003
Amortization expense	$622	$1,592	$1,854
Amortization of unfavorable
and favorable lease intangibles, net	(1,714)	(3,265)	(8,740)
	$(1,092)	$(1,673)	$(6,886)

     Total estimated amortization (credit) expense for our intangible assets for the next five years is as follows (in thousands):

	Expense	Credit	Net
2006	$857	$(1,786)	$(929)
2007	924	(1,609)	(685)
2008	905	(1,488)	(583)
2009	867	(1,431)	(564)
2010	769	(1,431)	(662)

     The weighted-average amortization period for lease intangibles is approximately five years at December 31, 2005.

(b)  Impairment of Intangible Assets

Goodwill

     Pursuant to SFAS No. 142, we performed our annual goodwill impairment analysis during the fourth quarter of 2005 for each reporting unit that constitutes a business for which discrete financial information is produced and reviewed by operating segment management and, with the exception of the long-term care facilities, provides services that are distinct from the other components of the operating segment. We determine impairment by comparing the net assets of each reporting unit to their respective fair values. We determine the estimated fair value of each reporting unit using a discounted cash flow analysis. In the event a unit's net assets exceed its fair value, an implied fair value of goodwill must be determined by assigning the unit's fair value to each asset and liability of the unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. An impairment loss is measured by the difference between the goodwill carrying value and the implied fair value. Based on the analysis performed, we recorded no goodwill impairment for the years ended December 31, 2005, 2004 or 2003.

     During 2004, we determined that tax losses generated in 2004 were available to offset a liability that originated upon our emergence from bankruptcy. Accordingly, we reduced the remaining goodwill balance created through fresh-start accounting by $3.8 million (See "Note 12 - Income Taxes"). We also recorded $0.4 million in goodwill through a small home health acquisition in November 2004 (See "Note 7 - Acquisitions"). During 2005, we recognized $4.9 million and $75.9 million in goodwill in connection with acquisitions in our

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005

Medical Staffing and Inpatient Services segments, respectively.

Indefinite Life Intangibles

     We internally prepared an impairment analysis using discounted cash flows in order to estimate the fair value of Indefinite Life Intangibles, which principally consists of trademarks. The analysis resulted in no impairment charge for the years ended December 31, 2005, 2004 and 2003.

Finite Life Intangibles

     We internally prepared an impairment analysis using discounted cash flows in order to estimate the fair value of Finite Life Intangibles, which principally consists of lease intangibles, customer contracts and a management contract. The analysis resulted in no impairment charge for the year ended December 31, 2005 or 2004 and an impairment charge of $0.5 million for the year ended December 31, 2003.

(c)  Impairment of Long-Lived Assets

     SFAS No. 144 requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows are not sufficient to recover the assets' carrying amounts. In estimating the undiscounted cash flows for our impairment assessment, we primarily used our internally prepared budgets and forecast information including adjustments for the following items: Medicare and Medicaid funding; overhead costs; capital expenditures; and patient care liability costs. In accordance with SFAS No. 144, we assess the need for an impairment write-down when such indicators of impairment are present.

     2005.  During the fourth quarter of 2005, we did not recognize any impairments.

     2004.  During the fourth quarter of 2004, we recorded pretax charges totaling $1.0 million for asset impairments. The asset impairment charges consist of a write-down of property and equipment in our Inpatient Services segment for certain nursing facilities whose book value exceeded estimated fair value when tested for impairment.

     2003.  During the fourth quarter of 2003, we recorded pretax charges totaling $2.3 million for asset impairments. The asset impairment charges consist of a write-down of property and equipment in our Inpatient Services segment for certain nursing facilities whose book value exceeded estimated fair value when tested for impairment.

(d)  Long Lived Assets to be Disposed Of

     SFAS No. 144 requires that long-lived assets to be disposed of be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. Depreciation is discontinued once an asset is classified as held for sale.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005

(9)  Discontinued Operations and Assets Held for Sale

(a)  Loss (Gain) on Sale of Assets, net

     2005.  During the year ended December 31, 2005, we recorded a $0.4 million charge primarily related to the write-down of a property held for sale.

     2004.  During the year ended December 31, 2004, we recorded a $1.5 million charge primarily related to the write-down of a property held for sale.

     2003.  During the year ended December 31, 2003, we recorded a gain on sale of assets of $4.2 million primarily related to the sale of land and buildings previously reported in the Other Operations segment.

(b)  Discontinued Operations

     In accordance with the provisions of SFAS No. 144, the results of operations of the disposed assets and the gains (losses) related to these divestitures have been classified as discontinued operations for all periods presented in the accompanying consolidated statements of operations.

     Inpatient Services: During the first quarter of 2005, we divested one skilled nursing facility in accordance with our restructuring plan. During the second quarter of 2005, we sold a skilled nursing facility for $1.0 million.  The facility was held for sale with a carrying amount of $0.1 million and we recorded a net gain of $0.8 million as a deferred gain to current liabilities.  Although the sale of the facility was final, we continued to operate the facility until the new owner obtained licensure on August 1, 2005, at which time the new owner took over operations of the facility and the gain was recognized.

     Laboratory and Radiology Services: On November 1, 2004, one of our subsidiaries sold its clinical laboratory and radiology operations located in California. We received $1.6 million in cash in connection with this sale, of which $0.9 million was received in the first quarter of 2005. In the fourth quarter of 2005, our mobile radiology services operations located in Arizona and Colorado were sold.

     Pharmaceutical Services: In July 2003, we sold the assets of our pharmaceutical services operations to Omnicare, Inc. for $90.0 million. Of the $90.0 million, we received cash proceeds of $75.0 million at closing while $15.0 million was not scheduled to be paid until 2005. Of the $15.0 million, $7.7 million of the hold back was received during September 2005. Payment of the remainder of the hold back is pending the completion of a net asset adjustment reconciliation satisfactory to both parties to the transaction. The reconciliation, which is not directly related to the hold back consideration, and for which provision has previously been made, is expected to be completed during the first quarter of 2006.

     Home Health Services: On August 29, 2006, we entered into an agreement to sell SunPlus Home Health Services, Inc. (“SunPlus”), for a purchase price of $19.3 million. SunPlus provides skilled home health care, non-skilled home care, as well as pharmacy services in California and Ohio. The sale is expected to close in December 2006, subject to certain closing conditions that include regulatory and other approvals. The home health services operations will be reclassified as of September 30, 2006 to assets and liabilities held for sale. Pursuant to SFAS No. 144, their net revenues and net operating income have been reclassified to discontinued operations for all periods presented.

     Other Operations: On December 31, 2004, we closed our comprehensive outpatient rehabilitation facilities

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005

in Colorado. On November 7, 2003, a majority owned subsidiary sold substantially all of its software development assets to a subsidiary of Omnicare, Inc., for approximately $5.0 million in proceeds at closing and $0.5 million in cash in December 2004.

     A summary of the discontinued operations for the periods presented is as follows (in thousands):

	For the Year
	Ended
	December 31, 2005
	Inpatient	Pharmaceutical	Laboratory/	Home
	Services	Services	Radiology	Health	Other	Total

Total net revenues	$2,599	$-	$2,477	$60,778	$-	$65,854
Pretax income (loss)	$14,686	$22	$(1,618)	$2,490	$(55)	$15,525
Gain (loss) on disposal of
discontinued operations	725	7,614	674	-	(124)	8,889
Income (loss) on discontinued
operations	$15,411	$7,636	$(944)	$2,490	$(179)	$24,414

	For the Year
	Ended
	December 31, 2004
	Inpatient	Pharmaceutical	Laboratory/	Home
	Services	Services	Radiology	Health	Other	Total

Total net revenues	$14,685	$-	$16,416	$56,702	$1,904	$89,707
Pretax (loss) income	$(10,264)	$696	$(13,182)	$3,501	$(464)	$(19,713)
Gain (loss) on disposal of
discontinued operations	4,967	(5,008)	(5,550)	-	270	(5,321)
(Loss) income on discontinued
operations	$(5,297)	$(4,312)	$(18,732)	$3,501	$(194)	$(25,034)

	For the Year
	Ended
	December 31, 2003
	Inpatient	Pharmaceutical	Laboratory/	Home
	Services	Services	Radiology	Health	Other	Total

Total net revenues	$465,277	$116,542	$27,495	$55,533	$3,200	$668,047
Pretax (loss) income (1)	$(28,117)	$5,595	$(1,267)	$3,775	$(1,360)	$(21,374)
Gain on disposal of
discontinued operations (2)	6,210	43,937	111	-	5,391	55,649
(Loss) income on discontinued
operations	$(21,907)	$49,532	$(1,156)	$3,775	$4,031	$34,275

(1)	Net of restructuring costs of $405
(2)	Net of related tax expense of $650

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005

(c)  Assets Held for Sale

     As of December 31, 2005, assets held for sale consisted of two undeveloped parcels of land valued at $1.9 million, within our consolidated financial statements in our Corporate segment, which we expect to sell during 2006.

(10)  Variable Interest Entities

     In December 2003, the FASB issued a revision to Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN No. 46R"), which was originally issued in January 2003. FIN No. 46R provides guidance on the consolidation of certain entities when control exists through means other than ownership of voting (or similar) interests and was effective for public entities that have interests in variable interest entities commonly referred to as special purpose entities for the first reporting period that ends after March 15, 2004. FIN No. 46R requires consolidation by the majority holder of expected residual gains and losses of the activities of a variable interest entity ("VIE").

     We currently own less than 8% of the voting interest in three partnerships, five limited liability companies and one sole proprietorship, each of which own one facility that we operate in New Hampshire (collectively known as "Clipper"). Clipper's objective is to achieve rental income from the leasing of skilled nursing and assisted living facilities owned by Clipper. In April 2004, we entered into an agreement with the owners of the remaining interests in those nine entities. That agreement granted us options, exercisable sequentially over a period of seven years, pursuant to which we can acquire 100% of the ownership of those nine entities for an aggregate amount of up to $10.3 million. The agreement also provides the owners the right to require us to purchase those ownership interests at the above described option prices. These put rights can be exercised for any options that have come due but which were not exercised up to that point in time, but no later than December 31, 2010. On June 30, 2005, we gave notice of our intent to exercise the second option to acquire an additional 4% interest in the nine entities for an aggregate purchase price of $0.4 million. The consummation of the second option exercise should occur on or around March 31, 2006.

     We have concluded that Clipper, as identified above, meets the definition of a VIE because we have agreements with the majority owners granting us the option to acquire, and the right of the owners to put to us, 100% ownership of Clipper. We have recognized $9.7 million of the option value in other long-term liabilities in our consolidated balance sheet. The remaining $0.4 million is recorded as current in other accrued liabilities in our consolidated balance sheet. We have not recorded any minority interest associated with the 92.5% interest in which we do not own since the partnerships' net equity was a deficit and as the primary beneficiary, we would be responsible for all of their losses. Pursuant to FIN No. 46(R), we have eliminated facility rent expense of $3.5 million for the year ended December 31, 2005, and included $50.2 million of mortgage debt of Clipper in our consolidated balance sheet as of December 31, 2005, although we own less than eight percent of the voting interest in the Clipper properties and are not directly obligated on the debt. The debt is collateralized by the fixed assets of the respective partnerships, limited liability companies and sole proprietorship that own the Clipper properties and none of our assets. Creditors do not have any general recourse against us for the mortgage debt.

     As the primary beneficiary of the VIE, we consolidated Clipper beginning in the third quarter of 2004. This change had no affect on previously reported net earnings. We applied Statement of Financial Accounting Standards No. 141, Business Combinations ("SFAS No. 141") to consolidate Clipper. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of consolidation (in thousands):

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005

Current assets	$3,397

Current liabilities (includes $0.9 million of current debt)	2,702
Long-term debt	50,949
Other long-term liabilities (option value)	10,658
Total liabilities assumed	64,309

Net assets	$60,912

     Upon consolidation in third quarter of 2004, a $12.5 million unfavorable lease intangible related to the nine entities and recorded on our books prior to consolidation was allocated against the $60.9 million basis of property, plant and equipment, and provided a consolidation value of $48.4 million. During the fourth quarter of 2004, we refined the allocation of the fair value and recorded a $2.8 million adjustment to property, plant and equipment due to the refinancing of two mortgages and the $3.5 million write off of a note payable no longer due, leaving a remaining consolidation value of $45.6 million.

     Our consolidated assets and liabilities increased approximately $62.4 million and $65.6 million, respectively, based upon the fair value of the assets and liabilities of Clipper. Upon consolidation, we eliminated our investment in Clipper. The following provides a summary of the balance sheet impact of Clipper upon consolidation as of December 31, 2005 and 2004 (in thousands):

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005

	December 31, 2005	December 31, 2004

Current assets:
Cash and cash equivalents	$708	$718
Other receivables	250	289
Restricted cash, current	1,021	1,461
Prepaids and other assets	131	176
Total current assets	2,110	2,644

Property and equipment, net:
Land	6,171	6,171
Land improvements	38
Buildings	36,335	37,173
Building improvements	2,223	2,143
Equipment	89	138
Construction-in-process	165
Total property and equipment, net	45,021	45,625

Favorable lease intangibles, net	9,982	11,979
Intercompany	5,240	5,358

Total assets	$62,353	$65,606
Current liabilities:
Mortgages, current	$34,415	$1,113
Other accrued liabilities	551	223
Total current liabilities	34,966	1,336

Mortgages, net of current	15,829	49,903
Other long-term liabilities	16,421	16,677
Total long-term liabilities	32,250	66,580

Total liabilities	67,216	67,916

Stockholders' deficit:
Accumulated deficit	(4,863)	(2,310)

Total liabilities and stockholders' deficit	$62,353	$65,606

     For the year ended December 31, 2005, the consolidation of Clipper included a net loss of $2.2 million comprised of a $4.0 million charge to interest expense, a $1.2 million charge to depreciation expense, a $0.4 million loss on extinguishment of debt and $0.1 million in administrative and tax expenses, partially offset by a $3.5 million credit to rent expense. For the year ended December 31, 2004, the consolidation of Clipper included a net loss of $1.5 million comprised of a $2.2 million charge to interest expense, a $0.6 million charge to depreciation expense, a $0.4 million loss on extinguishment of debt and $0.3 million in administrative and tax expenses, partially offset by a $2.0 million credit to rent expense.

(11)  Commitments and Contingencies

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005
(a)  Lease Commitments

     We lease real estate and equipment under cancelable and noncancelable agreements. Most of our operating leases have original terms from seven to twelve years and contain at least one renewal option, (which could extend the terms of the leases by five to ten years), purchase options, escalation clauses (primarily related to inflation) and provisions for payments by us of real estate taxes, insurance and maintenance costs. Leases with a fixed escalation are accounted for on a straight-line basis. Future minimum lease payments under real estate leases and equipment leases, are as follows (in thousands):

Operating
Leases

2006	$66,160
2007	62,622
2008	56,940
2009	54,344
2010	50,921
Thereafter	126,991
Total minimum lease payments	$417,978

     Facility rent expense for continuing operations, totaled $39.1 million, $37.3 million and $37.1 million for the years ended December 31, 2005, 2004 and 2003, respectively. Facility rent expense for discontinued operations for the years ended December 31, 2005, 2004 and 2003 was $2.0 million, $2.8 million and $42.0 million, respectively. As of March 1, 2006, we have one remaining skilled nursing facility identified for divestiture, which is under an operating lease.

     Sun acquired a capital lease of $11.2 million in connection with the Peak acquisition. This amount, which is presented as a current liability, is expected to be converted to an operating lease during 2006 and no principal payment is anticipated. The net book value of the assets associated with this capital lease is $9.1 million, net of $2.6 million of accumulated amortization.

(b)  Purchase Commitments

     Our purchase obligations have been estimated assuming that we continue to operate the same number of facilities in future periods. The prices that we pay under our purchase commitments are subject to market risk.

     We have an agreement establishing Medline Industries, Inc. ("Medline") as the primary medical supply vendor through January 12, 2010 for all of the long-term care facilities that we operate. The agreement provides that the long-term care division shall purchase at least 90% of its medical supply products from Medline. Additionally, if we choose to terminate the agreement without cause or if Medline chooses to terminate the agreement with cause, we may be required to pay Medline liquidated damages of $2.0 million if the agreement is terminated prior to January 11, 2007.

     We have an agreement establishing SYSCO Corporation ("SYSCO") as our primary foodservice supply vendor through February 29, 2008 for all of our long-term care facilities. The agreement provides that the long-term care division shall purchase at least 80% of its foodservice supply products from SYSCO.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005

     We have an agreement establishing Omnicare Pharmacy Services as the primary pharmacy services vendor through December 31, 2008 for all of the long-term care facilities that we operated as of July 15, 2003.

(c)  Insurance

     We self-insure for certain insurable risks, including general and professional liability, workers' compensation liability and employee health insurance liability, through the use of self-insurance or retrospective and self-funded insurance policies and other hybrid policies, which vary by the states in which we operate. There is a risk that amounts funded to our self-insurance programs may not be sufficient to respond to all claims asserted under those programs. Provisions for estimated reserves, including incurred but not reported losses, are provided in the period of the related coverage. These provisions are based on actuarial analyses, internal evaluations of the merits of individual claims, and industry loss development factors or lag analyses. The methods of making such estimates and establishing the resulting reserves are reviewed periodically and are based on historical paid claims information and nationwide nursing home trends. Any resulting adjustments are reflected in current earnings. Claims are paid over varying periods, and future payments may be different than the estimated reserves.

     Prior to January 1, 2000, the maximum loss exposure with respect to the third-party insurance policies was $100,000 per claim for general and professional liability. Since January 2000, we have relied upon self-funded insurance programs for general and professional liability claims up to a base amount per claim and an aggregate per location, and have obtained excess insurance policies for claims above those amounts. The programs had the following self-insured retentions: (i) for events occurring from January 1, 2000 to December 31, 2002, $1.0 million per claim, and $3.0 million aggregate per location, (ii) for claims made in 2003, $10.0 million per claim with excess coverage above this level, and (iii) for claims made in 2004, 2005 and 2006, $10.0 million per claim with a single $5.0 million excess layer that attaches at $5.0 million of liability, available for claims made in 2004, 2005 and 2006. An independent actuarial analysis is prepared twice a year to determine the expected losses and reserves for estimated settlements for general and professional liability under the per claim retention level, including incurred but not reported losses.

     The most recent actuarial analysis completed in December 2005 by our independent actuaries reflected an improvement in patient care liability cost trends for the 2002 and 2003 policy years. Based on the results of the actuarial analyses completed in June and December 2005, we reduced our reserves by $23.2 million, of which $7.7 million related to continuing operations for incidents in prior years, and $15.5 million related to discontinued operations for incidents in prior years. We have recorded reserves of $86.5 million and $104.7 million, as of December 31, 2005 and 2004, respectively. Provisions or adjustments for such risks were a credit of $2.2 million for the year ended December 31, 2005, and provisions of $9.4 million and $31.5 million for the years ended December 31, 2004 and 2003, respectively, of which a credit of $15.2 million was recorded for the year ended December 31, 2005 and $1.4 million and $20.6 million for the years ended December 31, 2004 and 2003, respectively, were related to divested skilled nursing facilities and were included in discontinued operations. At December 31, 2005 and 2004, we had $3.6 million and $3.1 million, respectively, in pre-funded amounts, classified in current assets, restricted for payment of general and professional liability claims in a revocable trust account. The paid claims for the years ended December 31, 2005 and 2004 were $19.4 million and $22.2 million, respectively.

     The majority of our workers' compensation risks are insured through insurance policies with third parties. Our reserves are estimated by independent actuaries beginning with the 2000 policy year and by company analysis using industry development factors for prior years. Based on the results of the actuarial analyses completed in June and December 2005, we adjusted our reserves between continuing operations and discontinued operations,

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005

recording increases of $0.9 million related to continuing operations for incidents in prior years, and of $1.0 million related to discontinued operations for incidents in prior years. Effective with the policy period beginning January 1, 2002, we discount our workers' compensation reserves based on a 4% discount rate. At December 31, 2005, the discounting of these policy periods resulted in a reduction to our reserves of approximately $11.6 million. The provision for such risks, which includes accruals for insurance premiums and claims costs, for the years ended December 31, 2005, 2004 and 2003 was $17.9 million, $22.3 million and $36.0 million, respectively, of which $2.4 million, $7.0 million and $16.4 million, for the years ended December 31, 2005, 2004 and 2003, respectively, were related to divested skilled nursing facilities and included in discontinued operations. We have recorded reserves of $56.1 million and $62.8 million, as of December 31, 2005 and 2004, respectively. At December 31, 2004, we had $48.4 million in pre-funded amounts in a revocable trust account restricted for payment of workers' compensation claims, of which $17.4 million was classified in current assets and $31.0 million was held in non-current assets. At December 31, 2005, we had $45.5 million in pre-funded amounts in a revocable trust account restricted for payment of workers' compensation claims, of which $13.4 million was classified in current assets and $32.1 million was held in non-current assets. The paid claims for the years ended December 31, 2005 and 2004 were $14.3 million and $19.7 million, respectively.

     The provision for loss for insurance risks was as indicated (in thousands):

	For the	For the	For the
	Year Ended	Year Ended	Year Ended
	December 31, 2005	December 31, 2004	December 31, 2003

Professional Liability:
Continuing operations	$12,988	$8,001	$10,869
Discontinued operations	(15,236)	1,351	20,589
	$(2,248)	$9,352	$31,458
Workers' Compensation:
Continuing operations	$15,457	$15,263	$19,612
Discontinued operations	2,411	7,018	16,358
	$17,868	$22,281	$35,970

     A summary of the assets and liabilities related to insurance risks at December 31, 2005 and December 31, 2004 were as indicated (in thousands):

	December 31, 2005				December 31, 2004
	Professional	Workers'		|	Professional	Workers'
	Liability	Compensation	Total	|	Liability	Compensation	Total
Assets (1):				|
Restricted cash				|
Current	$3,626	$13,427	$17,053	|	$3,103	$17,348	$20,451
Non-current	-	32,076	32,076	|	-	31,003	31,003
Total	$3,626	$45,503	$49,129	|	$3,103	$48,351	$51,454
Liabilities (2):				|
Self-insurance				|
liabilities				|
Current	$19,180	$13,427	$32,607	|	$17,967	$18,849	$36,816
Non-current	67,274	42,679	109,953	|	86,736	43,950	130,686
Total	$86,454	$56,106	$142,560	|	$104,703	$62,799	$167,502

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005

(1)
Total restricted cash excluded $11,530 and $9,306 at December 31, 2005 and December 31, 2004, respectively, held for bank collateral, various mortgages, bond payments and capital expenditures on HUD buildings.

(2)	Total self-insurance liabilities excluded $4,631 and $3,420 at December 31, 2005 and December 31, 2004, respectively, related to our health insurance liabilities.

(d)  Construction Commitments

     As of December 31, 2005, we had construction commitments under various contracts of approximately $3.3 million. These items consisted primarily of contractual commitments to improve existing facilities.

(12)  Income Taxes

     The provision for income taxes was based upon management's estimate of taxable income or loss for each respective accounting period. We recognized an asset or liability for the deferred tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. These temporary differences would result in taxable or deductible amounts in future years when the reported amounts of the assets are recovered or liabilities are settled. We also recognized as deferred tax assets the future tax benefits from net operating loss, capital loss, and tax credit carryforwards. A valuation allowance was provided for deferred tax assets as it is more likely than not that some portion or all of the net deferred tax assets will not be realized.

     Income tax expense (benefit) on income (losses) before discontinued operations consisted of the following (in thousands):

	For The Year Ended
	December 31, 2005	December 31, 2004	December 31, 2003
Current:
Federal	$(1,037)	$(1,585)	$-
State	251	427	665
	(786)	(1,158)	665
Deferred:
Federal	-	-	-
State	-	-	-
	-	-	-
Total	$(786)	$(1,158)	$665

     Actual tax expense (benefit) differed from the expected tax expense (benefit) on income (losses) before discontinued operations which was computed by applying the U.S. Federal corporate income tax rate of 35% to our profit or loss before income taxes as follows (in thousands):

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005

	For The Year Ended
	December 31, 2005	December 31, 2004	December 31, 2003

Computed expected tax expense
(benefit)	$718	$3,063	$(10,271)
Adjustments in income taxes
resulting from:
Change in valuation allowance	(2,364)	(5,936)	12,333
State income tax expense
(benefit), net of Federal
Income tax effect	175	529	(1,169)
Other	685	1,186	(228)
Total	$(786)	$(1,158)	$665

     The change in the valuation allowance in 2005 and 2004 related principally to the carryback of Federal net operating losses which generate income tax refunds. Deferred tax assets (liabilities) at December 31 consisted of the following (in thousands):

	2005	2004

Deferred tax assets:
Accounts and notes receivable	$13,265	$16,496
Accrued liabilities	74,257	81,380
Property and equipment	28,963	28,634
Intangible assets	27,768	31,504
Write-down of assets held for sale	3,512	13,029
Partnership investments	-	433
Alternative minimum tax credit	-	3,568
Jobs and other credit carryforwards	107	7,201
Capital loss carryforwards	-	92,026
State net operating loss carryforwards	1,614	39,625
Federal net operating loss carryforwards	25,917	385,703
Other	293	344
	175,696	699,943
Less valuation allowance:
Federal	(146,818)	(581,693)
State	(28,878)	(118,250)
	(175,696)	(699,943)
Total deferred tax assets	-	-

Total deferred tax liabilities	-	-
Deferred taxes, net	$-	$-

     In connection with the fresh-start accounting adopted in 2002, our assets and liabilities were recorded at their respective fair values. Deferred tax assets and liabilities were then recognized for the tax effects of the differences between fair values and tax bases. In addition, deferred tax assets were recognized for future tax benefits of net operating loss ("NOL"), capital loss and tax credit carryforwards, and a valuation allowance was recorded for the overall net increase in deferred tax assets recognized in connection with fresh-start accounting.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005

     To the extent management believes the pre-emergence net deferred tax assets will more likely than not be realized, a reduction in the valuation allowance established in fresh-start accounting will be recorded. The reduction in this valuation allowance will first reduce any remaining intangible assets recorded in fresh-start accounting, with any excess being treated as an increase to capital in excess of par value.

     During 2004, we determined that a portion of the income tax payable balance established in fresh-start could be offset by NOL carrybacks. The payable was reduced by an amount equal to the $3.8 million of goodwill remaining from fresh-start accounting.

     In connection with our emergence from bankruptcy on February 28, 2002, we realized a gain on the extinguishment of debt of approximately $1.5 billion. This gain was not taxable since the gain resulted from our reorganization under the Bankruptcy Code. However, pursuant to Section 108 of the Internal Revenue Code, we were required as of the beginning of our 2003 taxable year to reduce certain tax attributes, including (a) NOL and capital loss carryforwards, (b) certain tax credits, and (c) tax bases in assets, in an amount equal to such gain on extinguishment.

     Internal Revenue Code Section 382 imposes a limitation on the use of a company's NOL carryforwards and other losses when the company has an ownership change. In general, an ownership change occurs when shareholders owning 5% or more of a "loss corporation" (a corporation entitled to use NOL or other loss carryovers) have increased their ownership of stock in such corporation by more than 50 percentage points during any 3-year testing period beginning on the first day following the change date for an earlier ownership change. The annual base Section 382 limitation is calculated by multiplying the loss corporation's value at the time of the ownership change times the greater of the long-term tax-exempt rate determined by the IRS in the month of the ownership change or the two preceding months.

     Our reorganization under the Bankruptcy Code effective February 28, 2002 constituted an ownership change under Section 382 of the Internal Revenue Code. Our acquisition of Peak on December 9, 2005 resulted in a second ownership change under Section 382. The annual base Section 382 limitation to be applied to our tax attribute carryforwards as a result of this second ownership change is more restrictive than the Section 382 limitation resulting from our ownership change upon emergence from bankruptcy. Accordingly, our NOL, capital loss, and tax credit carryforwards have been reduced to take into account this new limitation and the respective carryforward periods for these tax attributes.

     The acquisition resulted in an ownership change for Peak as well. Peak's NOL and tax credit carryforwards are subject to a separate Section 382 limitation based on its value on the date of the merger. However, no reduction in Peak's NOL or tax credit carryforwards was required.

     During the year ended December 31, 2005, our net deferred tax assets decreased by approximately $524.2 million. This change resulted from an increase of approximately $19.0 million from the preliminary purchase accounting for the acquisition of Peak, offset by a decrease of approximately $543.2 million related primarily to the reduction in our NOL, capital loss, and tax credit carryforwards as a result of the Section 382 ownership change from the acquisition. We also decreased our valuation allowance by approximately $524.2 million to match the reduction in our net deferred tax assets. Our valuation allowance fully offsets our net deferred tax assets because we have no net operating loss carryback potential, and there is insufficient evidence regarding the generation of future taxable income to allow for the recognition of deferred tax assets under FAS 109.

     After considering the reduction in tax attributes resulting from the exclusion of the gain on the extinguishment of debt as well as the preliminary calculation of the Section 382 limitation resulting from the

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005

second ownership change, we have Federal NOL carryforwards of approximately $74.0 million with expiration dates from 2006 through 2025. Various subsidiaries have state NOL carryforwards totaling approximately $37.0 million with expiration dates through the year 2025. Our $0.1 million of other tax credit carryforwards will expire in years 2020 and 2021. We expect to finalize the calculation of the Section 382 limitation during 2006.

     Our application of the rules under Section 382 and Section 108 is subject to challenge upon IRS review. A successful challenge could significantly impact our ability to utilize deductions, losses and tax credits generated prior to the acquisition date.

(13)  Fair Value of Financial Instruments

     The estimated fair values of our financial instruments as of December 31 were as follows (in thousands):

	2005		2004
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Cash and cash equivalents	$16,641	$16,641	$19,834	$19,834
Long-term debt, including current portion
and capital lease obligation	$197,779	$182,968	$107,182	$67,487

     The cash and cash equivalents carrying amount approximates fair value because of the short maturity of these instruments. At December 31, 2005 and 2004, the fair value of our long-term debt, including current maturities, was based on estimates using present value techniques that are significantly affected by the assumptions used concerning the amount and timing of estimated future cash flows and discount rates that reflect varying degrees of risk. The increase in the carrying amount of debt in 2005 is related to the $95.7 million of debt assumed in connection with the Peak acquisition.

(14)  Capital Stock

(a)  Common Stock

     As of December 31, 2005, we had issued 31,143,728 shares, inclusive of 10,182 treasury shares. The shares issued included (i) 9,931,613 shares pursuant to our Plan of Reorganization as discussed below, (ii) 4,425,232 shares issued in a private placement of our common stock in February 2004, (iii) 760,000 shares in payment of deferred rent as part of our restructuring plan initiated in 2003, (iv) 8,871,890 shares in connection with the acquisition of Peak, (v) 6,900,000 shares issued in a public offering in December 2005, and (vi) 254,993 in stock awards to our employees and directors.

     As of December 31, 2005, Sun had issued 9,931,613 shares of common stock in connection with the extinguishment of liabilities subject to compromise pursuant to our Plan of Reorganization in 2002. As of December 31, 2005, we expected to issue up to an additional 68,387 shares of our common stock to general unsecured creditors with claims of more than $50,000 in accordance with the provisions of the Plan of Reorganization. The fair value of the additional common stock expected to be issued is approximately $1.8 million valued at $27 per share by our reorganization plan and was recorded in other long-term liabilities in the December 31, 2005 consolidated balance sheet.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005
(b)  Warrants

     In February 2004, in conjunction with our private equity offering, we issued warrants to purchase 2,017,897 shares of our common stock, of which 1,707,924 shares have a strike price of $12.65, 62,160 shares have a strike price of $12.82, and 247,813 shares have a strike price of $15.87. The warrants have an exercise period of five years.

(c)  Equity Incentive Plan

     Our 2004 Equity Incentive Plan (the "2004 Plan") allows for the issuance of up to 2.1 million shares of our common stock. Pursuant to the 2004 Plan, as of December 31, 2005, our employees and directors held options to purchase 1,362,750 shares of common stock, 64,261 shares of restricted common stock, and 300,914 restricted stock units. Through December 31, 2005, we have issued 180,550 shares of common stock upon the vesting of restricted stock shares, restricted stock units and the exercise of stock options. As of December 31, 2005, 30,000 unvested shares of restricted common stock valued at $27.00 per share and 34,261 shares of restricted common stock valued at $11.25 per share were held by our executive officers and key employees. The restricted common stock vests over a four-year period. Restricted stock awards are outright stock grants. The issuance of restricted stock and other stock awards requires the recognition of compensation expense measured by the fair value of the stock on the date of grant. As of December 31, 2005, we had 232,589 shares of nonvested stock granted in 2005 with a weighted-average grant date fair value of $7.29 and 102,587 shares of nonvested stock granted in 2004 with a weighted-average grant date fair value of $8.34. We recognized expense related to the issuance of these stock awards of $1.3 million, $1.6 million, and $0.9 million, respectively, for the years ended December 31, 2005, 2004 and 2003.

     Our 2002 Non-employee Director Equity Incentive Plan (the "Director Plan") allows for the issuance of up to 40,000 options to purchase shares of our common stock. Upon the adoption of the 2004 Plan, the grant of further awards under the Director Plan was suspended so that no additional awards could be made under the Director Plan. As of December 31, 2005, our directors held options to purchase 20,000 shares under the Director Plan.

     As of December 31, 2005, we had outstanding options covering an aggregate of 1,382,750 shares of our common stock to our employees and directors, of which 345,000 options were granted with an average strike price of $7.71 per share and expire in 2009, 360,998 options were granted with an average strike price of $7.19 per share and expire in 2011, and 676,752 options were granted with an average strike price of $6.60 per share and expire in 2012. The strike prices were equal to the estimated market value at date of issuance. The options vest over a two- to four-year period.

     The following is a summary of the status of our Stock Option Plans and changes during the periods ended (shares in thousands):

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005

	For the Year Ended
	December 31, 2005		December 31, 2004			December 31, 2003
		Weighted		Weighted			Weighted
		Average		Average			Average
	Shares	Exercise Price	Shares	Exercise Price		Shares	Exercise Price

Outstanding at beginning of period	905	$8.03	720	$27.00		800	$27.00
Granted:
Price equals fair value	706	$6.61	922	7.45		-	-
Exercised/Issued	(30)	$6.85
Cancelled	(198)	$10.43	(660)	27.00		-	-
Forfeited	-		(77)	15.83		(80)	27.00
Outstanding at period-end	1,383	$7.03	905	8.03		720	27.00
Options exercisable at period-end	530	$6.69	278	8.66		248	27.00
Options available for future grant	330		908			190
Weighted average fair value of
options granted during the period	$3.37		$4.20		$	N/A

     We account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of our stock at the date of grant over the amount an employee must pay to acquire the stock. We currently do not recognize compensation expense for most of our stock option grants, which are issued at fair market value on the date of grant. However, in 2004, we cancelled options with an exercise price of $27.00 per share to eliminate significantly out-of-the money options for our employees. New options totaling 262,700 with an exercise price of $6.85 were granted within six months of this cancellation and are accounted for as variable options.

     Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure ("SFAS No. 148"), issued on December 31, 2002, provides companies alternative methods to transitioning to Statement of Financial Accounting Standards No. 123, Stock-Based Compensation ("SFAS No. 123"), fair value method of accounting for stock-based employee compensation and amends certain disclosure requirements. SFAS No. 148 did not mandate fair value accounting for stock-based employee compensation but required all companies to meet disclosure provisions.

     For purposes of pro forma disclosures, the estimated fair market value of the stock options is amortized to expense over their respective vesting periods. The fair value of stock options granted in 2005 and 2004 was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: volatility (32.5%), expected life (7 years), risk free rate of return (3.86%), dividend yield (0.0%) and weighted average fair value ($3.37 for 2005 and $4.20 for 2004). There were no stock options granted in 2003. The following table summarizes our pro forma basic and diluted net income (loss) per share assuming we accounted for our stock option grants in accordance with SFAS No. 123, for the periods indicated (in thousands, except per share amounts):

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005

	For The Year Ended
	December 31, 2005	December 31, 2004	December 31, 2003

Net income (loss) as reported(1)	$24,761	$(18,627)	$354
Compensation expense	(1,469)	(1,568)	(511)
Net income (loss) (pro forma)	$23,292	$(20,195)	$(157)
Net income (loss) per share:
Basic:
Net income (loss) as reported	$1.55	$(1.29)	$0.04
Compensation expense	(0.09)	(0.11)	(0.05)
Net income (loss) pro forma	$1.46	$(1.40)	$(0.01)
Diluted:
Net income (loss) as reported	$1.55	$(1.28)	$0.04
Compensation expense	(0.09)	(0.11)	(0.05)
Net income (loss) pro forma	$1.46	$(1.39)	$(0.01)

(1)
Includes total charges to our consolidated statements of income related to stock-based employee compensation cost of $1.3 million, $1.6 million, and $0.9 million for the years ended December 31, 2005, 2004 and 2003, respectively.

     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to options granted prior to 1995, and additional option grants in future years are anticipated.

     The following table summarizes information about stock options outstanding as of December 31, 2005 (shares in thousands):

	Options Outstanding			Options Exercisable
		Weighted
	Number	average		Number	Weighted
	outstanding	remaining	Weighted	exercisable	average
Range of	at December 31,	contractual	average	at December 31,	exercise
exercise prices	2005	life	price	2005	price
$3.18	104	7 years	$3.18	104	$3.18
$6.04 - $6.84	13	7 years	6.52	-	-
$6.85	301	5 years	6.85	83	6.85
$7.05 - $7.08	368	6 years	7.05	9	7.05
$7.41 - 7.71	538	5 years	7.62	326	7.68
$7.85 - $8.44	39	6 years	8.27	3	7.85
$11.25	20	5 years	11.25	5	11.25
	1,383	6 years	$7.03	530	$6.69

     On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment ("SFAS No. 123(R)"), which is a revision of SFAS No. 123. SFAS No. 123(R) supersedes APB No. 25 and amends Statement of Financial Accounting Standard No. 95, Statement of Cash Flows ("SFAS No. 95"). Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro forma disclosure is no longer an alternative.

     We adopted SFAS No. 123(R) using the modified-prospective method on January 1, 2006, in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005

123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123(R) that remain unvested on the effective date. Based on the estimated value of current unvested stock options, we expect wages and related expenses to increase $0.9 million for the year ending December 31, 2006, beginning January 1, 2006.

(15)  Other Events

(a)  Litigation

     We are a party to various other legal actions and administrative proceedings and are subject to various claims arising in the ordinary course of our business, including claims that our services have resulted in injury or death to the residents of our facilities, claims relating to employment and commercial matters. Although we intend to vigorously defend ourselves in these matters, there can be no assurance that the outcomes of these matters will not have a material adverse effect on our results of operations and financial condition. In certain states in which we have or have had operations, insurance coverage for the risk of punitive damages arising from general and professional liability litigation may not be available due to state law public policy prohibitions. There can be no assurance that we will not be liable for punitive damages awarded in litigation arising in states for which punitive damage insurance coverage is not available.

     We operate in industries that are extensively regulated. As such, in the ordinary course of business, we are continuously subject to state and federal regulatory scrutiny, supervision and control. Such regulatory scrutiny often includes inquiries, investigations, examinations, audits, site visits and surveys, some of which are non-routine. In addition to being subject to direct regulatory oversight of state and federal regulatory agencies, these industries are frequently subject to the regulatory supervision of fiscal intermediaries. If a provider is found by a court of competent jurisdiction to have engaged in improper practices, it could be subject to civil, administrative or criminal fines, penalties or restitutionary relief, and reimbursement authorities could also seek the suspension or exclusion of the provider or individual from participation in their program. We believe that there has been, and will continue to be, an increase in governmental investigations of long-term care providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Adverse determinations in legal proceedings or governmental investigations, whether currently asserted or arising in the future, could have a material adverse effect on our financial position, results of operations and cash flows.

(b)  Other Inquiries

     From time to time, fiscal intermediaries and Medicaid agencies examine cost reports filed by predecessor operators of our skilled nursing facilities. If, as a result of any such examination, it is concluded that overpayments to a predecessor operator were made, we, as the current operator of such facilities, may be held financially responsible for such overpayments. At this time we are unable to predict the outcome of any existing or future examinations.

(c)  Legislation, Regulations and Market Conditions

     We are subject to extensive federal, state and local government regulation relating to licensure, conduct of operations, ownership of facilities, expansion of facilities and services and reimbursement for services. As such, in the ordinary course of business, our operations are continuously subject to state and federal regulatory scrutiny, supervision and control. Such regulatory scrutiny often includes inquiries, investigations, examinations, audits, site visits and surveys, some of which may be non-routine. We believe that we are in

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005

substantial compliance with the applicable laws and regulations. However, if we are ever found to have engaged in improper practices, we could be subjected to civil, administrative or criminal fines, penalties or restitutionary relief, which may have a material adverse impact on our financial position, results of operations and cash flows.

     We entered into a Corporate Integrity Agreement (the "CIA") with the HHS/OIG in July 2001 and it became effective on February 28, 2002. We implemented further internal controls with respect to our quality of care standards and Medicare and Medicaid billing, reporting and claims submission processes and engaged an independent third party to act as quality monitor and Independent Review Organization under the CIA. A breach of the CIA could subject us to substantial monetary penalties and exclusion from participation in Medicare and Medicaid programs. We believe that we are in compliance with the terms and provisions of the CIA. Any such sanctions could have a material adverse effect on our financial position, results of operations, and cash flows.

(16)  Segment Information

     We operate predominantly in the long-term care segment of the healthcare industry. We are a provider of long-term, sub-acute and related ancillary care services to nursing home patients.

     On August 29, 2006, we entered into an agreement to sell SunPlus, our home health services operations, for a purchase price of $19.3 million. The home health services operations will be reclassified to assets and liabilities held for sale as of September 30, 2006, and pursuant to SFAS No. 144, their net revenues and net operating income have been reclassified to discontinued operations for all periods presented and is no longer considered a reportable segment.

     The following summarizes the services provided by our reportable and other segments:

Inpatient Services: This segment provides, among other services, inpatient skilled nursing and custodial services as well as rehabilitative, restorative and transitional medical services. We provide 24-hour nursing care in these facilities by registered nurses, licensed practical nurses and certified nursing aids. At December 31, 2005, we operated 158 long-term care facilities (consisting of 134 skilled nursing facilities (10 of which are managed), 14 assisted living and independent living facilities, seven mental health facilities, and three specialty acute care hospitals, which includes 56 facilities acquired in the Peak business combination) with 16,063 licensed beds as compared with 104 facilities with 10,659 licensed beds at December 31, 2004.

Rehabilitation Therapy Services: This segment provides, among other services, physical, occupational, speech and respiratory therapy supplies and services to affiliated and nonaffiliated skilled nursing facilities. At December 31, 2005, this segment provided services to 424 facilities, 328 nonaffiliated and 96 affiliated, as compared to 397 facilities at December 31, 2004, of which 309 were nonaffiliated and 88 were affiliated. At December 31, 2004, we closed our certified outpatient rehabilitation clinics in Colorado. In March 2002, we sold substantially all of the assets of our respiratory therapy operation. We also provide rehabilitative and special education services to pediatric clients as well as rehabilitation therapy services for adult home healthcare clients in the greater New York City metropolitan area through HTA of New York, Inc.

Medical Staffing Services: For the year ended December 31, 2005, this segment derived 66% of its revenues from hospitals and other providers, 21% from skilled nursing facilities, 9% from schools and 4% from prisons. We provide (i) licensed therapists skilled in the areas of physical, occupational and speech therapy, (ii) nurses, (iii) pharmacists, pharmacist technicians and medical imaging technicians, (iv) physicians, and (v) related medical personnel. As of December 31, 2005, this segment had 25 division offices, which provided temporary

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005

therapy and nursing staffing services in major metropolitan areas and two division offices, which specialize in the placement of temporary traveling therapists and two division offices specializing in permanent placement of healthcare professionals.

Laboratory and Radiology Services: This segment provides medical laboratory and radiology services to skilled nursing facilities in Massachusetts, New Hampshire and Rhode Island.

Other Operations: We previously provided pharmaceutical products primarily to nonaffiliated and affiliated long-term and sub-acute care facilities through a subsidiary. In July 2003, we sold substantially all of its assets to Omnicare, Inc.

     Corporate assets primarily consist of cash and cash equivalents, receivables from subsidiary segments, notes receivable, property and equipment and unallocated intangible assets. Although corporate assets include unallocated intangible assets, the amortization, if applicable, is reflected in the results of operations of the associated segment.

     The accounting policies of the segments are the same as those described in the Note 3 - "Summary of Significant Accounting Policies." We primarily evaluate segment performance based on profit or loss from operations after allocated expenses and before reorganization and restructuring items, income taxes and extraordinary items. Gains or losses on sales of assets and certain items including impairment of assets recorded in connection with SFAS No. 144 and No. 142 and restructuring costs are not considered in the evaluation of segment performance. Allocated expenses include intersegment charges assessed to segments for management services and asset use based on segment operating results and average asset balances, respectively. We account for intersegment sales and provision of services at estimated market prices.

     Our reportable segments are strategic business units that provide different products and services. They are managed separately because each business has different marketing strategies due to differences in types of customers, distribution channels and capital resource needs.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005

As of and for the
Year Ended
December 31, 2005			Segment Information (in thousands):

				Laboratory
		Rehabilitation	Medical	and
	Inpatient	Therapy	Staffing	Radiology		Intersegment		Discontinued
	Services	Services	Services	Services	Corporate	Eliminations	Consolidated	Operations

Revenues from external customers	$635,630	$100,338	$70,534	$14,168	$661	$-	$821,331	$65,854

Intersegment revenues	-	36,951	613	180	-	(37,744)	-	-

Total revenues	635,630	137,289	71,147	14,348	661	(37,744)	821,331	65,854

Operating salaries and benefits	320,819	98,071	56,791	9,004	(1)	-	484,684	48,673

Self insurance for workers'
compensation and general and
professional liability insurance	24,881	1,759	946	487	372	-	28,445	(12,825)

Other operating costs(1)	179,246	22,568	4,371	4,509	10	(37,744)	172,960	8,935

General and administrative expenses	13,455	7,351	2,748	193	47,193	-	70,940	1,196

Provision (adjustment) for losses on
accounts receivable	3,726	(509)	221	336	-	-	3,774	1,234

Segment operating income (loss)	$93,503	$8,049	$6,070	$(181)	$(46,913)	$-	$60,528	$18,641

Facility rent expense	37,521	513	738	315	-	-	39,087	1,994

Depreciation and amortization	6,999	262	376	371	967	-	8,975	1,001

Interest, net	7,546	(17)	49	-	4,461	-	12,039	121

Net segment income (loss)	$41,437	$7,291	$4,907	$(867)	$(52,341)	$-	$427	$15,525

Identifiable segment assets	$371,151	$19,895	$33,773	$2,508	$591,234	$(520,985)	$497,576	$14,730

Segment capital expenditures	$11,045	$334	$367	$209	$4,913	$-	$16,868	$548

     General and administrative expenses include operating administrative expenses.

     The term "segment operating income (loss)" is defined as earnings before facility rent expense, depreciation and amortization, interest, net, loss on asset impairment, restructuring costs, net, loss (gain) on sale of assets, net, income tax benefit and discontinued operations.

     The term "net segment income (loss)" is defined as earnings before loss on asset impairment, restructuring costs, net, loss (gain) on sale of assets, net, income tax benefit and discontinued operations.

(1)	Includes $408 for loss on extinguishment of debt in Inpatient Services.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005

As of and for the
Year Ended
December 31, 2004			Segment Information (in thousands):

				Laboratory
		Rehabilitation	Medical	and
	Inpatient	Therapy	Staffing	Radiology		Intersegment		Discontinued
	Services	Services	Services	Services	Corporate	Eliminations	Consolidated	Operations

Revenues from external customers	$586,413	$99,890	$54,713	$15,525	$47	$-	$756,588	$89,707

Intersegment revenues	(600)	33,310	2,103	184	(82)	(34,915)	-	-

Total net revenues	585,813	133,200	56,816	15,709	(35)	(34,915)	756,588	89,707

Operating salaries and benefits	296,271	91,693	43,918	8,926	(13)	-	440,795	66,719

Self insurance for workers'
compensation and general and
professional liability insurance	20,894	693	885	607	185	-	23,264	8,369

Other operating costs(1)	161,504	21,775	4,329	4,590	24	(34,915)	157,307	22,008

General and administrative expenses	11,895	6,398	3,140	298	44,103	-	65,834	1,390

Provision (adjustment) for losses on
accounts receivable	2,612	1,508	340	347	(1)	-	4,806	7,095

Segment operating income (loss)	$92,637	$11,133	$4,204	$941	$(44,333)	$-	$64,582	$(15,874)

Facility rent expense	35,579	551	826	290	9	-	37,255	2,802

Depreciation and amortization	7,320	248	183	251	614	-	8,616	994

Interest, net	5,285	15	(10)	-	3,528	-	8,818	43

Net segment income (loss)	$44,453	$10,319	$3,205	$400	$(48,484)	$-	$9,893	$(19,713)

Identifiable segment assets	$181,598	$25,496	$10,726	$3,203	$447,105	$(366,759)	$301,369	$11,784

Segment capital expenditures	$8,667	$231	$74	$162	$2,710	$-	$11,844	$1,046

     General and administrative expenses include operating administrative expenses.

     The term "segment operating income (loss)" is defined as earnings before facility rent expense, depreciation and amortization, interest, loss on asset impairment, restructuring costs, net, loss on lease termination, loss (gain) on sale of assets, net, income taxes and discontinued operations.

     The term "net segment income (loss)" is defined as earnings before loss on asset impairment, restructuring costs, net, loss on lease termination, loss (gain) on sale of assets, net, income taxes and discontinued operations.

(1)  Includes $3.4 million of gain on extinguishment of debt, net, in Inpatient Services.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005
As of and for the
Year Ended
December 31, 2003			Segment Information (in thousands):

				Laboratory
		Rehabilitation	Medical	and
	Inpatient	Therapy	Staffing	Radiology		Intersegment		Discontinued
	Services	Services	Services	Services	Corporate	Eliminations	Consolidated	Operations

Revenues from external customers	$547,221	$105,769	$54,608	$15,234	$73	$-	$722,905	$668,047

Intersegment revenues	(600)	38,589	7,216	789	(48)	(45,946)	-	-

Total net revenues	546,621	144,358	61,824	16,023	25	(45,946)	722,905	668,047

Operating salaries and benefits	283,360	98,910	45,625	8,837	192	-	436,924	362,760

Self insurance for workers'
compensation and general and
professional liability insurance	26,536	1,767	1,092	468	618	-	30,481	36,947

Other operating costs	153,203	21,927	10,069	4,258	(340)	(45,946)	143,171	225,555

General and administrative expenses	13,393	3,627	2,174	-	43,395	-	62,589	8,324

Provision (adjustment) for losses on
accounts receivable	6,389	1,756	516	477	(28)	-	9,110	9,963

Segment operating income (loss)	$63,740	$16,371	$2,348	$1,983	$(43,812)	$-	$40,630	$24,498

Facility rent expense	35,100	664	998	282	27	-	37,071	42,041

Depreciation and amortization	5,185	1,125	65	231	46	-	6,652	2,743

Interest, net	3,062	(29)	-	-	13,857	-	16,890	684

Net segment income (loss)	$20,393	$14,611	$1,285	$1,470	$(57,742)	$-	$(19,983)	$(20,970)

Identifiable segment assets	$131,179	$26,937	$10,412	$2,991	$459,034	$(360,447)	$270,106	$30,292

Segment capital expenditures	$5,809	$195	$140	$602	$4,691	$-	$11,437	$5,127

     General and administrative expenses include operating administrative expenses.

     The term "segment operating income (loss)" is defined as earnings before facility rent expense, depreciation and amortization, interest, loss on asset impairment, restructuring costs, net, loss (gain) on sale of assets, net, income taxes and discontinued operations.

     The term "net segment income (loss)" is defined as earnings before loss on asset impairment, restructuring costs, net, loss (gain) on sale of assets, net, income taxes and discontinued operations.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005

Measurement of Segment Income or Loss

     The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies (See "Note 3 - Summary of Significant Accounting Policies.") We evaluate financial performance and allocate resources primarily based on income or loss from operations before income taxes, excluding any unusual items.

     The following table reconciles net segment income (loss) to consolidated income (loss) before income taxes and discontinued operations:

	2005	2004	2003

Net segment income (loss)	$427	$9,893	$(19,983)
Loss on asset impairment	(361)	(1,028)	(2,774)
Restructuring costs, net	(121)	(1,972)	(14,678)
Loss on lease termination	-	(150)	-
(Loss) gain on sale of assets, net	(384)	(1,494)	4,179
(Loss) income before income taxes and
discontinued operations	$(439)	$5,249	$(33,256)

(17)  Restructuring Costs

     We commenced our restructuring in January 2003, substantially completed it by December 31, 2004 and finalized it by December 31, 2005. We adopted Accounting for Costs Associated with Exit or Disposal Activities ("SFAS No. 146") for all divestiture activities initiated after December 31, 2002. Under SFAS No. 146, there are four major types of costs associated with our restructuring: (i) one-time termination benefits, (ii) contract termination, (iii) facility consolidation and (iv) professional fees. We have recognized these expenses in the income statement line "restructuring costs" as they were incurred. All of the costs were under the Corporate reportable segment. We had no liability account associated with this restructuring activity because all of the related expenses were paid when incurred. The following table sets forth the costs related to the restructuring activity in detail (in millions).

			Total
	For the Year	Cumulative	Expected
Major Type of	Ended	Amount Incurred	Restructuring
Restructuring Cost	December 31, 2005	to Date (1)	Costs (2)
One-Time Termination Benefits	$-	$1.2	$1.2
Contract Terminations (3)	-	5.1	5.1
Facility Consolidation	-	0.1	0.1
Professional Fees	0.1	10.3	10.3
Total	$0.1	$16.7	$16.7

(1) Cumulative amount incurred for restructuring period to-date (36 months).
(2) Aggregate amount expected to be incurred during entire restructuring.
(3) Included costs related to the termination of bank loans.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005

(18)  401(K) Plan

     We have a defined contribution plan (the "401(k) plan"). Employees who have completed three months of service are eligible to participate. Effective January 1, 2004, the 401(k) plan allows for a discretionary employer match of contributions made by participants for any participants employed on the last day of the year. We may make matching contributions under this plan of 25 cents on the dollar up to 3% of the participant's compensation. Employer contributions for the 2004 plan were approximately $0.6 million in 2005.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTARY DATA (UNAUDITED)
QUARTERLY FINANCIAL DATA

     The following tables reflect unaudited quarterly financial data for fiscal years 2005 and 2004 (in thousands, except per share data):

	For the Year
	Ended
	December 31, 2005 (1)
	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Total

Total net revenues	$230,676	$200,644	$198,556	$191,455	$821,331
Income (loss) from continuing
operations (2)	$3,289	$(1,725)	$928	$(2,145)	$347

Gain on discontinued
operations	$8,377	$9,059	$6,002	$976	$24,414

Net income (loss)	$11,666	$7,334	$6,930	$(1,169)	$24,761

Basic and diluted earnings per
common and common equivalent
share:
Income (loss) from continuing
operations	$0.18	$(0.11)	$0.06	$(0.14)	$0.02
Gain on discontinued
operations	0.47	0.59	0.39	0.06	1.53
Net income (loss)	$0.65	$0.48	$0.45	$(0.08)	$1.55
Weighted average number of
common and common equivalent
shares outstanding:
Basic and diluted	17,957	15,365	15,351	15,320	16,003
Diluted	18,054	15,365	15,352	15,320	16,019

1

	For the Year
	Ended
	December 31, 2004 (1)
	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Total

Total net revenues	$190,393	$186,010	$190,176	$190,009	$756,588
Income (loss) from continuing
operations (3)	$4,988	$(4,846)	$10,469	$(4,204)	$6,407

Loss on discontinued
operations	$(9,399)	$(6,245)	$(3,169)	$(6,221)	$(25,034)

Net (loss) income	$(4,411)	$(11,091)	$7,300	$(10,425)	$(18,627)

Basic earnings per common and
common equivalent share:
Income (loss) from continuing
operations	$0.33	$(0.32)	$0.69	$(0.35)	$0.44
Loss on discontinued operations	(0.62)	(0.41)	(0.21)	(0.51)	(1.73)
Net (loss) income	$(0.29)	$(0.73)	$0.48	$(0.86)	$(1.29)
Diluted earnings per common and
common equivalent share:
Income (loss) before discontinued
operations	$0.33	$(0.32)	$0.69	$(0.35)	$0.44
Loss on discontinued operations	(0.62)	(0.41)	(0.21)	(0.51)	(1.72)
Net (loss) income	$(0.29)	$(0.73)	$0.48	$(0.86)	$(1.28)
Weighted average number of
common and common equivalent
shares outstanding:
Basic	15,275	15,275	15,142	12,113	14,456
Diluted	15,335	15,275	15,206	12,113	14,548

(1)
In accordance with SFAS No. 144, we have reclassified all activity related to the operations of divested entities for the years ended December 31, 2005, 2004 and 2003 to discontinued operations. Therefore, the quarterly financial data presented above including revenues, income (loss) before income taxes and discontinued operations and (loss) gain on discontinued operations will not reflect the amounts filed previously in our Forms 10-Q with the SEC. However, net income remains the same.

(2)	We recorded a loss on asset impairment of $0.4 million, restructuring costs of $0.1 million, loss on sale of assets of $0.4 million and loss on extinguishment of debt of $0.4 million.

(3)	We recorded a loss on asset impairment of $1.0 million, restructuring costs of $2.0 million, loss on sale of assets of $1.5 million and gain on extinguishment of debt of $3.4 million.

2

SCHEDULE II

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS
(in thousands)

	Column A	Column B	Column C		Column D	Column E
	Balance at	Charged to	Additions			Balance at
	Beginning	Costs and	Charged to		Deductions	End of
Description	of Period	Expenses(1)	Other Accounts		Other (3)	Period
Year ended December 31, 2005:
Allowance for doubtful accounts	$40,293	$5,009	$-		$(15,918)	$29,384
Other receivable reserve	$5,739	$-	$-		$(2,830)	$2,909

Year ended December 31, 2004:
Allowance for doubtful accounts	$67,108	$11,901	$-		$(38,716)	$40,293
Other receivable reserve (4)	$7,245	$-	$4,685		$(6,191)	$5,739

Year ended December 31, 2003:
Allowance for doubtful accounts	$45,905	$18,114	$23,675	(2)	$(20,586)	$67,108
Other receivable reserve (4)	$6,419	$959	$-		$(133)	$7,245	(2)

(1)
Charges included in provision for losses on accounts receivable, of which $1,234, $7,095 and $9,963, respectively, for the years ended December 31, 2005, 2004 and 2003, relate to discontinued operations.

(2)	Provision for facilities included in discontinued operations recorded in loss on disposal of discontinued operations.

(3)	Column D primarily represents write offs and recoveries on divested receivables that have been fully reserved.

(4)	Includes reserves on long-term notes receivable of $148 and $6,509 as of December 31, 2004 and 2003.

3